Exhibit 6.3

                         Supplement to Sales Agreement

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                       PHOENIX EQUITY PLANNING CORPORATION

                      SUPPLEMENT TO PHOENIX FAMILY OF FUNDS
                                 SALES AGREEMENT


             It is hereby agreed that this AGREEMENT, dated this __________ day of __________, 19__, between ________________________________________ ("Dealer")
and Phoenix Equity Planning Corporation ("Distributor"), supplements and amends the Sales Agreement between Dealer and Distributor dated by Distributor _______________________ 19__ ("Sales Agreement').


             WHEREAS, Dealer wishes to use shares of the Funds in a fee-based program made available by Dealer to clients of Dealer (the "Fee-Based Program");


             WHEREAS, Dealer wishes to afford its fee-based clients the opportunity to qualify for the ability to purchase shares of the Funds at net asset value; and


             WHEREAS, Distributor is willing to allow Dealer to purchase shares of the Funds for clients in the Fee-Based Program subject to the provisions of this agreement;


             NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, Dealer and Distributor hereby agree as follows:


             1. Dealer may sell shares of any Funds made available by Distributor, from time to time, at net asset value to bona fide clients of Dealer for use solely in their Fee-Based Program. Dealer will earn no concession or commission on any such sale.


             2. Distributor, after consulting Dealer, will determine, from time to time, which Funds it will make available to Dealer for use in the Fee-Based Program. Dealer will comply with all provisions of the Prospectus and Statement of Additional Information of each Fund.




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             3. All shares made available to Dealer under the Fee-Based Program must be purchased by Dealer for the benefit of Dealer's clients participating in its Fee-Based Program under which Dealer provides portfolio management and other services to such clients for a fee. Such fee to be paid in connection with investment in the Funds shall at all times be at a level acceptable to Distributor. Dealer acknowledges that it has sent the Distributor the current fee schedule for the Fee-Based Program and Dealer agrees to notify Distributor at least thirty (30) days in advance in writing of any amendment to such fee schedule. The current fee schedule is attached. Dealer shall not prepare, use or distribute brochures, written materials or advertising in any form that refers to sales of the Funds as no-load or at net asset value except, in the case of brochures, it may refer to the Funds as available at net asset value under the Fee-Based Program if the fees and expenses of the Fee-Based Program are given at least equal prominence. Notwithstanding the foregoing, in connection with explaining the fees and expenses of the Fee-Based Program, representatives of Dealer may describe to customers the option of purchasing Fund shares through the Fee-Based Program at net asset value.


             4. Distributor warrants that all necessary disclosures regarding the sale of shares at net asset value will be set forth in the Prospectus and Statement of Additional Information of the Funds available under this Agreement.


             5. Dealer may maintain either an omnibus account(s) solely for the clients of its Fee-Based program or may maintain separate accounts for each client of its Fee-Based Program with the Fund's transfer agent. If an omnibus account(s) is maintained, Dealer shall be solely responsible for meeting all legal obligations with respect to each beneficial owner including, but not limited to, the delivery of proxies, annual and semi-annual reports and other materials.


             6. This Agreement shall be governed and interpreted in accordance with the laws of the State of Connecticut. This Agreement shall not relieve Dealer or Distributor from any obligations either may have under any other agreements between them (except with respect to the payment of service fees), including but not limited to the Sales Agreement, which is incorporated by reference herein and shall control in case of any conflict with this Agreement.


             7. Distributor is not endorsing, recommending or otherwise involved in providing any investment product or advisory service of Dealer (including but not limited to the Fee-Based Program). Distributor is merely affording Dealer the opportunity to use shares of the Funds distributed by Distributor as an investment medium for the Fee-Based Program.


             8. This Agreement is not exclusive and may be terminated by either party upon sixty (60) days prior written notice to the other party. It shall terminate automatically upon termination of the Sales Agreement between the parties. This Agreement may be amended only by a written instrument, signed by both parties.


        IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized officer of each party.



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PHOENIX EQUITY PLANNING CORPORATION


By: _______________________________________
               John F. Sharry
        Managing Director, Retail Sales



                                           Dealer: _____________________________

                                           By: _________________________________

                                           Name: _______________________________

                                           Title: ______________________________

                                           Address: ____________________________

                                                    ____________________________

                                                    ____________________________

                                           Phone: ______________________________



Phoenix Equity Planning Corporation
100 Bright Meadow Boulevard
P O Box 2200
Enfield,  CT  06083-2200
(230) 253-1000



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